EXHIBIT 1

JOINT FILING AGREEMENT
PURSUANT TO RULE 13D-1(K)
OF THE
SECURITIES AND EXCHANGE ACT OF 1934

     Blaise P. Barrelet and Agnes L. Barrelet, each hereby agrees that this Schedule 13G filed herewith, and any amendments thereto, relating to the ownership of shares of Common Stock of WebSideStory, Inc. is filed jointly on behalf of such persons.

Dated: February 4, 2005	/s/ Blaise P. Barrelet
Blaise P. Barrelet

Dated: February 4, 2005	/s/ Agnes L. Barrelet
Agnes L. Barrelet